EXHIBIT 21.1

ShiftPixy, Inc.

Subsidiaries

Subsidiary	State or jurisdiction of incorporation
Agile Human Capital, Inc.	Delaware

Bento Best, Inc.	Wyoming

Bunny Grub, Inc.	Wyoming

Burley Burrito, Inc.	Wyoming

CantinaGogo, Inc.	Wyoming

Cluck ‘n Lucky, Inc.	Wyoming

Dude Rudy, Inc.	Wyoming

Firemark Global Capital, Inc.	Delaware

Grazer Burger, Inc.	Wyoming

Lionfish Grill, Inc.	Wyoming

Nacho Nukes, Inc.	Wyoming

Oink Aviation, Inc.	Wyoming

Piezanno, Inc.	Wyoming

Poke-a-GoGo, Inc.	Wyoming

ReThink Administrative Services, Inc.	Wyoming

ReThink Human Capital Management, Inc.	Wyoming

Senor Oinks, Inc.	Wyoming

ShiftPixy Canada, Inc.	Ontario, Canada

ShiftPixy Contracting	Wyoming

ShiftPixy Corporate Services, Inc.	Wyoming

ShiftPixy Labs, Inc.	Wyoming

ShiftPixy Investments, Inc.	Wyoming

ShiftPixy Productions, Inc.	Wyoming

ShiftPixy Staffing, Inc.	Wyoming

TechStackery, Inc.	Delaware

VegiMighty, Inc.	Wyoming

Vital Human Capital, Inc	Delaware

Wrap Blaster, Inc.	Wyoming